EXECUTION

FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of July 16, 2025 by and between the Legg Mason ETF Investment Trust (the “Fund”) and The Bank of New York Mellon, a New York corporation authorized to engage in a banking business (“BNY”).

W I T N E S S E T H :

WHEREAS, the Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties intending to be legally bound hereby agree as follows:

1.  Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Applicable Authorities” means all laws applicable to the Fund, its Series or BNY, including without limitation the Securities Laws and all other applicable rules, regulations, official interpretations and guidance of a regulatory entity or agency having jurisdiction over the Fund or BNY.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

“BNY Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“CEA” shall mean Commodity Exchange Act.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Fund to BNY as the entity having investment responsibility with respect to the Series.

“Net Asset Value” shall mean the per share value of a Series, calculated in the manner described in the Fund’s Offering Materials.

“Offering Materials” shall mean the Series’ currently effective prospectus, statement of additional information, and most recently filed registration statement with the SEC relating to shares of the Series.

“Organizational Documents” shall mean certified copies of the Fund’s agreement and declaration of trust, articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.

“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.   Appointment.

  The Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth. BNY undertakes to comply with all applicable requirements of Applicable Authorities having jurisdiction over the services provided to the Fund and Series and over BNY with respect to the duties to be performed by BNY hereunder.

3.   Representations and Warranties.

(a)  The Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

  I.  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

  II.  This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

  III.  The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

  IV.  It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

  V.  The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund. To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall reasonably promptly so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or, instruct BNY in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such Instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;

  VI.  The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY or to the Investment Advisor to or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

  VII.  Each person named on Exhibit B hereto is duly authorized by the Fund to be an Authorized Person hereunder;

  VIII.  It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of Net Asset Value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants.

  IX.  Without limiting the provisions of Section 21 herein, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder; and

  X.  The Fund shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board.

(b)  BNY hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing, that:

  I.  It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

  II.  This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable with its terms;

  III.  It is conducting its business in material compliance with laws and regulations applicable to the services provided hereunder, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

  IV.  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.   Delivery of Documents.

  The Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY the Fund’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Fund, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.

5.   Duties and Obligations of BNY.

(a)  Subject to the direction and control of the Fund’s Board and the provisions of this Agreement, BNY shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)  In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)  BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares of the Fund, maintenance of the Fund’s financial records, other than those records listed in Schedule I attached hereto, or other services normally performed by the Fund’s respective counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services. In the event that a new or revised regulatory requirement becomes applicable to the Fund that requires a substantial change to the services provided under this Agreement or a substantial increase in the scope of the services provided hereunder, and if BNY intends to offer such a service to the Fund or other similarly situated clients, then BNY shall provide a commercially reasonable proposal to the Fund in writing setting forth the terms applicable to such change or increase in scope and BNY and the Fund shall negotiate in good faith with respect to each such change or increase.

(d)  The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, Documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, Documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, Documents or advice to be provided to BNY as provided herein and shall be held harmless by the Fund when acting in good faith reliance upon such information, Documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)  Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY may not use the Fund’s or any of their affiliates’ proprietary information received by BNY hereunder in providing such services to such other third parties.

(f)  The Fund shall furnish BNY with, and BNY will act in accordance with, any and all Instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset

Value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. For purposes of calculating the market value of a Series investment, BNY shall utilize prices and/or bid, offer, mean or market values (collectively, “Prices”) obtained from sources designated by the Series’ Investment Advisor in a written Instruction, which such Instruction may be superseded by delivery of subsequent written Instructions from time to time (collectively, the “Authorized Price Sources”). If such Prices and/or bid, offer, mean or market values are not available from Authorized Price Sources, BNY shall notify the Series’ Investment Advisor in a timely manner and shall follow procedures that may be established from time to time between the parties hereto for the purposes of establishing the value of such Series’ investment. At any time and from time to time, the Fund also may furnish BNY with Prices of securities or other assets and instruct BNY in Instructions to use such information in its calculations hereunder. BNY shall not override valuations or Prices received from an Authorized Price Source without written Instructions from an Authorized Person and such Instruction shall provide BNY with the necessary valuation or Price to be utilized. BNY shall perform tolerance checks in accordance with BNY’s internal practices and procedures and shall provide such further valuation services, including without limitation back-testing and stale price reviews, as shall be reasonably requested by the Fund or the Series’ Investment Advisor from time to time, and shall make available to the Series’ Investment Advisor from time to time such information or data about any Authorized Price Sources as may be reasonably requested by the Fund or the Series’ Investment Advisor and that is otherwise available to BNY. Notwithstanding the foregoing, BNY shall not under any circumstances be under a duty to independently price or value any of the Series’ investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the Investment Advisor, an Authorized Price Source or any other pricing source (subject to the performance by BNY of the obligations described in the immediately preceding sentence), nor shall BNY have any responsibility to identify, in performing services similar to the services provided pursuant to this Agreement for others, different valuations of the same or other securities of the same issuers. In addition, in the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which it, in its reasonable judgment, deems reliable, BNY shall not have any responsibility or be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information, except to the extent of any initial tolerance checks that may be agreed upon between the Fund and BNY from time to time.

(g)  BNY shall commence and maintain utilization of, and subscriptions to, all securities pricing or similar service requested by the Fund, unless BNY reasonably determines that it is unable or cannot reasonably be expected to do so with respect to any particular pricing or similar service. BNY shall provide the Fund with as much advance notice as is reasonably possible prior to terminating its utilization of or subscription to any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(h)  BNY shall provide information from the books and records of the Series to their respective independent public accountants, along with such other analyses and summaries relating to information maintained and produced by BNY in relation to its performance of the services as may be reasonably requested by the Fund or the Series’ Investment Advisor and as may be mutually agreed to by the Fund and BNY.

(i)  BNY may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNY’s performance hereunder for the Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, bad faith, fraud, willful misconduct or reckless disregard of its duties hereunder in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(j)  BNY may consult with its own counsel at its own expense or with counsel to the Fund at the Fund’s expense, and shall be fully protected with respect to anything done or omitted by it provided that BNY acts in good faith consistent with the standard of care set forth herein in accordance with the advice or opinion of such counsel.

(k)  Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(l)  BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(m)  Subject to the standard of care set forth in Section 9 and notwithstanding any other provision in this Agreement to the contrary, BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of the Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Fund directs BNY to utilize, and which BNY in good faith and using its reasonable judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (m) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n)  BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o)  Subject to each party’s obligation to maintain a commercially reasonable disaster recovery plan and back-up system, neither BNY nor the Fund shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any Instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

(p)  In performing the services hereunder, BNY shall comply with the applicable provisions of the Fund’s Offering Materials, including effective amendments thereto, pursuant to Instructions from the Fund.

(q)  BNY will furnish to the Fund no more than once in a 12 months period, a report in accordance with Statements on Standards for Attestation Engagements No. 18, which the Fund may disclose solely to internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls, and such other information relating to BNY’s policies and procedures as the parties may mutually agree upon.

(r)  BNY shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, and such other insurance as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyberliability insurance coverage deemed by BNY to be appropriate to address damages arising from a security breach. BNY agrees to provide the Fund with summaries of its applicable insurance coverage and an updated summary of such coverages at the Fund’s written request, but no more frequently than annually.

(s)  BNY shall cooperate with the Fund’s independent public accountants and shall provide such information, as may be reasonably requested by the Fund from time to time, to such accountants for the expression of their opinion.

(t)  Upon the occurrence of any event relating to the services provided under this Agreement that causes or may cause any loss, damage or expense to the Fund or Series, BNY (i) shall reasonably promptly notify the Fund of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and to avoid continuing harm to the Fund or Series. Upon the occurrence of any event that causes or may cause any loss, damage or expense to BNY, the Fund or Series (i) shall reasonably promptly notify BNY of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and to avoid continuing harm to BNY.

6.   Allocation of Expenses.

Except as otherwise provided herein, all customary or reasonable costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the

Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund Shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable Securities Laws of the Fund or its Shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.

7.   [Reserved.]

8.   [Reserved.]

9.   Standard of Care; Indemnification.

(a)  BNY shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence that a professional fund accountant and administrator to management investment companies registered under the 1940 Act would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement (the “Standard of Care”), and shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise out of BNY’s willful misconduct, bad faith, negligence, fraud, reckless disregard of its duties hereunder or otherwise from a breach of this Agreement (including, without limitation, a breach of the Standard of Care). Without limiting the foregoing, BNY shall not be liable for any damages arising out of any matter with respect to which BNY is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement. In no event shall a party to this Agreement be liable for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. For the avoidance of doubt, Net Asset Value error losses under the terms of the Fund’s Net Asset Value error correction policy (as provided to BNY by the Fund) shall be deemed direct damages for purposes of this Agreement and not consequential damages under this Section 9(a).

(b)  The Fund agrees to indemnify and hold harmless BNY and BNY Affiliates from all taxes, charges, assessments, claims, damages and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and costs and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by BNY against the Fund arising from the obligations of the Fund hereunder), arising from any action which BNY or a BNY Affiliate takes in accordance with the terms of this Agreement or any omission by BNY to act or any other matter with respect to which BNY is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in this Agreement; provided that BNY and a BNY Affiliate shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of BNY’s own, or a BNY Affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) willful misconduct, bad faith, negligence, fraud, reckless disregard, or breach of this Agreement (including, without limitation, a breach of the Standard of Care). Notwithstanding the foregoing, in no event shall the Fund incur liability to BNY or BNY Affiliates if the Fund is prevented, forbidden from or delayed in performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed by the Fund, by reason of factors described in Section 5(o) above; provided, however, that for the avoidance of doubt, BNY’s failure to perform its obligations under this Agreement shall be excused to the extent that such failure to perform is caused by or results from the Fund’s aforementioned failure to perform.

(c)  Subject to Section 9(a) above, BNY agrees to indemnify, defend and hold harmless the Fund and each Series from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (including, without limitation, those incurred in asserting any claim by the Fund against BNY) the recovery of which is not excluded by another provision of this Agreement (“Losses”), that may be imposed on, incurred by or asserted against any of the Fund and any applicable Series, in each case, to the extent such Losses arise out of BNY’s own, or BNY Affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) willful misconduct, bad faith, negligence, fraud, reckless disregard, or breach of this Agreement (including, without limitation, a breach of the Standard of Care), provided that the Fund shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Fund’s, a Series’ or its or their affiliates’ own willful misconduct, bad faith, fraud, negligence, reckless disregard or breach of this Agreement.

(d)  In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The party who may be required to indemnify shall have the right to control the defense of the claim, and the right to defend is at such party’s own cost and expense. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent. In no event will the Fund be liable for any settlement of any action or claim effected without their prior written consent. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party.

10.   Compensation.

For the services provided hereunder, the Fund agrees to pay BNY such compensation as is mutually agreed to in writing by the Fund and BNY from time to time and such reasonable ordinary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. The Fund agrees to pay BNY any compensation due it for extraordinary services as is mutually agreed to in writing by the Fund and BNY from time to time. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to the Fund invoices for services rendered hereunder, and the Fund shall have a reasonable time period to review and approve the payment of such invoices. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials. The parties agree that any new fees and/or expenses to be charged to the Fund that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

11.   Records; Visits.

(a)  BNY will maintain accurate books and records associated with the services. The books and records pertaining to the Fund and the Fund’s Series which are in the possession or under the control of BNY shall be the property of the Fund and shall be made available promptly to the Fund in accordance with a reasonable request. The Fund and Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY to the Fund or to an Authorized Person, at the Fund’s expense.

(b) BNY shall create, maintain and retain books and records for each Series in such a manner as will be materially consistent with the obligations applicable to the Fund under (i) the 1940 Act in connection with the services provided hereunder, including without limitation the requirements of Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and (ii) the CEA in connection with the services provided hereunder for any Series identified to BNY in writing as being a commodity pool operated by a registered commodity pool operator. All books and records created for or on behalf of the Fund and maintained hereunder shall be the property of the Fund and shall at all times during the regular business hours of BNY be open for inspection by duly authorized officers, employees or agents of the Fund, the independent public accountants of the Fund, and employees and agents of the SEC. BNY shall preserve for the period(s) required by (i) the 1940 Act and the CEA, as applicable, and (ii) any court order, regulatory action or subpoena communicated to BNY by the Fund, the books and records required to be maintained thereunder.

All such books and records shall be maintained in a form reasonably acceptable to the Fund, and shall be reasonably arranged and indexed by BNY in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by the Fund, within the time period specified by Applicable Authorities. BNY shall not destroy any files, records or Documents created or maintained by BNY pursuant to this Agreement except in accordance with its record retention policy as communicated to the Fund from time to time or if such destruction is authorized by the Fund by means of written Instructions. Upon the Fund’s request, BNY shall promptly surrender to the Fund all books and records of the Fund maintained by BNY pursuant to this Agreement in the format reasonably specified by the Fund. Notwithstanding the above, if the format specified by the Fund is not a format BNY utilizes to maintain the books and records, the Fund shall pay the expenses reasonably incurred by BNY in converting such books and records to the requested format.

12.   Term of Agreement.

(a)  This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the fifth (5th) anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)  This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)  Termination for Cause. Notwithstanding the preceding paragraph (b) of this Section 12, in the event that BNY or the Fund (as applicable, a “Defaulting Party”) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable Standard of Care set forth herein (including, in the case of BNY, through (I) persistent non-material failures to perform its duties or obligations hereunder or (II) the persistent failure to meet key performance indicators pursuant to Section 24 of this Agreement, including the failure, as determined by the Fund in its sole discretion, of BNY to deliver the Anticipated Improvements under a Rectification Plan (as defined below)), the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Fund may terminate this Agreement by providing thirty (30) days’ written notice of such termination to BNY, or BNY may terminate this Agreement by providing one hundred twenty (120) days’ written notice of such termination to the Fund. In addition, notwithstanding the preceding sentence, this Agreement may be terminated by the Fund (i) immediately in the event of an appointment of a conservator or receiver for BNY or any parent of BNY by a regulatory agency or court of competent jurisdiction or, (ii) by providing thirty (30) days’ written notice of such termination to BNY in the event that BNY is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by the Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund. Upon termination of the Agreement pursuant to this paragraph (c) the Fund, on behalf of the applicable Series, shall pay to BNY such compensation as shall have accrued to the effective date of such termination.

(d)  [Reserved.]

(e)  Upon termination of the Agreement, BNY will, at the Fund’s request, offer assistance to the Fund in converting, within a reasonable time frame agreed to by the parties not to exceed six (6) months, the Fund’s records from BNY’s systems to the services or systems designated by the Fund for such transition, subject to the compensation of BNY for such assistance at its standard rates and fees in effect at that time. In addition, upon any termination of services hereunder (whether as to only certain Series or as to all services under this Agreement), BNY shall take commercially reasonable steps, without additional compensation (except as may be specifically agreed in writing by the Fund or Investment Advisor in connection with any special or unduly burdensome transitional arrangements), to transfer the books and records and any other property of the Fund held hereunder to a successor provider of accounting services and to provide reasonable assistance in connection with the transition.

(f) All reasonable out-of-pocket expenses associated with the transfer of books and records upon any termination of this Agreement shall be borne by BNY (except as may be specifically agreed in writing by the Fund in relation to special or unduly burdensome arrangements).

(g) Termination of this Agreement with respect to the coverage of any one particular Series shall in no way affect the rights and duties under this Agreement with respect to any other Series.

13.   Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by the Fund’s Board.

14.   Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Fund without the written consent of BNY, or by BNY without the written consent of the Fund.

(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Fund ninety (90) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder and BNY will be liable for the acts and omissions of any BNY Affiliate as if BNY provided such services directly; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but with respect to any such subcontracting, hiring, engaging or outsourcing to or of an unaffiliated third party BNY shall remain fully and absolutely liable to the Fund for any loss, cost or expense arising directly or indirectly from the actions or omissions of any such unaffiliated third party as if such actions or omissions were taken by BNY; and (iv) BNY, in the course of providing certain additional services requested by the Fund, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality. BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)  As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Fund.

15.   Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.   Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.   No Waiver.

Each and every right granted to BNY and the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18.   Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

Legg Mason ETF Investment Trust

One Franklin Parkway

San Mateo, California 94403

if to BNY, at

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

20.   Several Obligations.

The parties acknowledge that the obligations of any Fund or its Series hereunder are several and not joint, that no Fund or Series shall be liable for any amount owing by another Fund or Series.

21.   Confidentiality.

(a)  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law, provided that, where legally permitted to do so, the receiving party shall give reasonable and prompt advance notice to the protected party of any disclosure required by a court order, subpoena, governmental or regulatory agency request or law, and, upon the protected party’s request, the receiving party will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 21 shall survive termination of this Agreement for a period of one (1) year after such termination.

(b)  The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”). The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group (so long as such aggregated data represents a sufficiently large sample that no Fund or Series data can be identified either directly or by inference or implication), and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer. The Fund confirms that it is authorized to consent to the foregoing.

(c)  Without limiting the generality of the preceding paragraph (a) of this Section 21, BNY acknowledges and agrees that the Fund is prohibited by law from making selective public disclosure of information regarding Series holdings, that disclosure of any and all such information to BNY hereunder is made strictly under the conditions of confidentiality set forth in Section 21(a) hereof and solely for the purposes of the performance of fund administration and accounting services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding Series holdings of the Fund shall be restricted to those persons needing such information in the course of the performance of duties hereunder, and that BNY shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

(d)  The parties acknowledge and agree that any breach of Section 21 hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 21(a) hereof, the non-breaching party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 21(a) hereof.

22.   Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

23.   Business Continuity/Disaster Recovery and Information Security.

(a)  BNY will implement and agrees to maintain business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provisions of the services hereunder. BNY will provide an executive summary of the disaster recovery plan and back-up system upon reasonable request of the Fund. BNY will endeavor to test the adequacy of its disaster recovery plan and back-up system at least annually. Upon request by the Fund, BNY will also provide the Fund with a letter assessing the most recent disaster recovery plan and back-up system test results. BNY shall, upon reasonable request, discuss with senior management of the Fund such disaster recovery plan and back-up system and shall, upon reasonable request, provide a high-level presentation summarizing such plan. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY’s control, BNY shall, at no additional expense to the Fund, Series or their Investment Advisors, take reasonable steps to minimize service interruptions.

(b)  In the event that the Fund reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Fund may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Fund’s expense, contracting with another service provider to provide such services during such period; provided, that the Fund shall consult with BNY in good faith in connection with any such mitigation and BNY shall provide the Fund reasonable assistance in good faith in connection therewith; provided, further, that BNY shall resume providing, and the Fund shall pay for, such services when BNY resumes providing them, unless the Fund has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 23(b), in no event shall the Fund be obligated to pay any fees under this Agreement to BNY with respect to any services not actually provided during any event described in this Section 23, and (b) the Fund shall have no responsibility to pay BNY for services temporarily performed by a third party service provider.

(c)  (i) During the term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Fund Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control (“Fund Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Fund Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Fund Data; (ii) protect against anticipated threats or hazards to the security or integrity of Fund Data; (iii) protect against unauthorized access to or use of Fund Data that could result in substantial harm or inconvenience to the Fund or its clients, and (iv) provide for secure disposal of Fund Data. BNY shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards will include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. BNY will provide the Fund, at least annually, with the most recent SOC reports of its systems and methodologies prepared by an independent third party (“SOC Reports”), and will provide an attestation letter (the “Attestation Letter”), which shall be in the form generally provided by BNY to other similarly situated customers of services similar to the services provided under this Agreement, prepared by the qualified, independent third party engaged by BNY that performed its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this Agreement. BNY shall maintain books and records sufficient to demonstrate its compliance with the terms of this Section 23(c).

(ii) Upon reasonable notice to BNY, BNY will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Fund once annually and at such other times as the Fund may reasonably request to review BNY’s security controls and any deficiencies identified in the SSAE-18 audit reports. BNY acknowledges and agrees that, in addition to the Attestation Letter and SOC Reports, it shall discuss with and make available to the Fund the ability to view at BNY’s offices BNY’s vulnerability management policy as part of BNY’s participation in the Fund’s periodic security review. At such meeting, the Fund may view BNY’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from BNY’s premises, except as mutually agreed. In the event that the Fund reasonably identifies a weakness in the information security measures adopted by BNY which has caused or will cause a material breach of the information security measures described in this Section 23(c), the Fund shall provide full details of such weakness in writing to BNY. If the Fund and BNY mutually agree in writing that a weakness identified by the Fund in writing to BNY will cause BNY to materially breach the information security measures described in this Section 23(c), then BNY will seek to remediate such weakness by incorporating it into its vulnerability and remediation schedule. All nonpublic documentation and information disclosed to the Fund in accordance with this Section 23 shall be deemed proprietary and Confidential Information of BNY. The Fund shall not disclose such documentation or information to any third party (except to the extent permitted, necessary or required pursuant to Section 21 or use it for any purpose other than evaluating BNY’s security controls, except that the Fund may disclose BNY’s SSAE-18 summary to the Fund’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

(iii) In the event of any actual or reasonably suspected, based on BNY’s experience, breach of security of its systems resulting in the actual or reasonably suspected, based on BNY’s experience, unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the confidential records or information of the Fund (each, a “Security Breach”), upon learning of the Security Breach, BNY shall notify the Fund as promptly as reasonably possible (but no later than 72 hours after becoming aware that a Security Breach has occurred) of the relevant facts related to such Security Breach then known to BNY, and of additional relevant facts promptly after they become known to BNY, in the manner provided in Section 18 of this Agreement and also by sending notice to NetworkOperationsSecurityCenter@franklintempleton.com and/or such other electronic mail address or addresses as the Fund may specify by written notice to BNY. BNY shall at its sole cost: (i) promptly investigate such Security Breach; (ii) resolve or mitigate the vulnerability that facilitated the Security Breach to the extent possible; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Fund with a summary of the findings and actions taken to prevent recurrence of such Security Breach. If a Security Breach occurs with respect to personal information in the possession or under the control of BNY or any of its affiliates, subsidiaries, agents or employees, BNY shall be responsible for the Fund’s reasonable costs associated with responding to such Security Breach, including, but not limited to, the costs of notifying affected individuals and taking any remedial action required by applicable statutes, laws, rules and regulations and any such other remedial action that BNY reasonably deems necessary (with due regard for industry standards, if any).

(d)  If BNY uses a BNY Affiliate to perform the duties assigned to BNY by this Agreement, such BNY Affiliate shall have appropriate controls in place to meet the objectives of this Section 23, and BNY shall exercise oversight over each such BNY Affiliate to ensure ongoing compliance with the objectives of this Section 23.

24.   Key Performance Indicators.

(a)  BNY and the Fund may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties agree that any such key performance indicators (hereinafter referred to as “KPIs” or, individually as a “KPI”) shall be agreed upon in writing by the parties and shall be reflected in one or more schedules to this Agreement. BNY and the Fund acknowledge that any failure to perform in accordance with KPIs shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies, provided that, such failure may be a breach giving rise to contractual or other remedies if it is persistent and not remedied after consultation. Nothing in this Section 24 shall modify any party’s applicable Standard of Care under this Agreement; nor shall any meeting or discussion among the parties regarding KPIs be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

(b)  The parties agree to periodically review BNY’s performance against the KPIs. Where any such review reveals that one specific KPI has measured at a “red” or “amber” status for three consecutive months (a “Rectification Trigger”), the Fund may, in their sole discretion, invoke the process set out in this Section 24(b):

(i) BNY shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to the Rectification Trigger;

(ii) BNY shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) business days, or as otherwise reasonably agreed by the parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than sixty (60) days (without the Fund’s prior written consent, not to be unreasonably withheld or delayed). The Fund shall review the Rectification Plan within five (5) business days and shall (without liability or any resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that the Fund shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon approval of the Rectification Plan, BNY shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the anticipated improvements;

(iii) BNY shall provide the Fund with regular updates of the progress of the Rectification Plan and the parties shall periodically review the progress during the Plan Period;

(iv) BNY shall as soon as reasonably practicable notify the Fund in writing of any material changes to the Rectification Plan from time to time and the reasons for those changes; and

(v) At the end of the Plan Period, BNY shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Section 24(b).

25.  Fund As Parties; Limitation On Fund Liabilities.

 (a)  BNY acknowledges and agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund or Series(s) thereof, as applicable, and that BNY may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of the Fund or of any Series of the Fund, and to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of the Fund (or Series thereof). BNY hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that BNY shall look solely to the property of the Fund (or Series thereof) for the performance of the Agreement or payment of any claim under the Agreement.

(b)  A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement and in the event, a New Fund (as defined below) is added to this Agreement, no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund.

(c)  This Agreement is an agreement entered into between BNY and the Fund with respect to each of such Fund’s Series, as applicable. With respect to any obligation of the Fund on behalf of any Series arising out of this Agreement, BNY shall look for payment or satisfaction of such obligation solely to the assets of the Series to which such obligation relates with the same effect as if BNY had separately contracted with the Fund by separate written instrument with respect to each Series.

(d)  Notwithstanding that a New Fund (as defined below) may not be registered with the SEC as an investment company under the 1940 Act, unless instructed otherwise by the such Fund, all services provided hereunder by BNY to or for the benefit of such Fund shall be performed as if such Fund was so registered.

(e)  Additional management investment companies (each a “New Fund”) and additional series of existing management investment companies that are listed on Exhibit A hereto or of New Funds (each a “New Series”) may from time to time be added as Funds and Series serviced under this Agreement by (A) delivery to BNY of (i) an executed instrument of adherence by the New Fund pursuant to which such New Fund agrees to become bound by and party to this Agreement, (ii) an amendment and restatement of Exhibit A setting forth the appropriate information as to such New Fund and/ or New Series, and (iii) copies of the Documents of such New Fund and/or New Series and (B) BNY’s receipt of the foregoing Documents, whereupon BNY, subject to the satisfactory completion of its customary due diligence, shall agree in writing, in accordance with Section 13 above, to the addition of such New Fund and/or New Series which agreement shall not be unreasonably withheld, it being under stood that BNY shall not be deemed to be unreasonable in the event that (i) BNY’s ability to provide services hereunder to the New Fund or New Series is otherwise restricted by regulatory requirements or (ii) BNY does not generally offer fund administration and accounting services to institutional clients regarding the particular type of fund or assets.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

LEGG MASON ETF INVESTMENT TRUST,
on behalf of each Series identified on Exhibit A attached hereto

By:	/s/ Vivek Pai

Name:	Vivek Pai

Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

Date:	7/10/2025

THE BANK OF NEW YORK MELLON

By:	/s/ Danielle Adamson

Name:	Danielle Adamson

Title:	Director

Date:	07/16/2025

EXHIBIT A

[Redacted]

A-1

EXHIBIT B

[Redacted]

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the Fund officers, Fund counsel and accountants of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation and computation accounting services for the Fund:

◾	Journalize investment, capital share and income and expense activities;
◾	Maintain individual ledgers for investment securities;
◾	Maintain historical tax lots for each security;
◾	Reconcile cash and investment balances of the Fund with the Fund’s custodian;
◾

Calculate various contractual expenses (e.g. advisory and custody fees), monitor expense accruals and notify an officer of the Fund of any recommended adjustments and implement such adjustments upon receipt of Instructions, and control all disbursements and authorize such disbursements upon Instructions;

◾

For Series identified to BNY in writing as investing primarily in master limited partnerships (an “MLP Fund”) and requiring “dual basis” accounting records, maintain books that are prepared on both a GAAP (generally accepted accounting practices) basis and a tax basis;

◾	Record changes in investment holdings resulting from stock splits, stock dividends, capital reorganizations and other corporate actions affecting outstanding securities;
◾	Calculate capital gains and losses;
◾	Calculate daily distribution rate per share;
◾	Determine net income;
◾

Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s Investment Advisor, or if such quotes are unavailable, then obtain such Prices from the Fund’s Investment Advisor, and in either case, calculate the market value of each Series’ investments in accordance with the Fund’s valuation policies or guidelines daily, and transmit the same to the Series’ Investment Advisor; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Series’ investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

◾	Compute Net Asset Value;
●	Calculate daily, and more frequently as may be required by the Documents or requested by the Fund or its Investment Advisor, and promptly transmit to the Fund.
●

Such Net Asset Value reports and statements shall be provided to the Fund and to Authorized Participants on days when the exchange listing the Fund is operating, in each case by such means as BNY and the Fund may agree upon from time to time.

◾	Transmit or make available a copy of the daily portfolio valuation to the Fund’s Investment Advisor;
◾	Publish basket to NSCC on for each day on which trading occurs on the NYSE;

◾	Calculate daily managed assets for each Series that charges advisory fees based on managed assets;
◾	Monitor dividends and interest that are accrued but not received by each Series and promptly report such information to the Series and its Investment Advisor
◾	Compute yields and portfolio average dollar-weighted maturity as applicable; and
◾	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.
◾

Promptly provide or otherwise make available such reports and statements to the applicable Series Investment Advisor, on a daily basis or such other basis as shall be reasonably requested by the applicable Series or its Investment Advisor and as may be agreed to by BNY, such agreement not to be unreasonably withheld; and transmit a copy of the daily Series valuation to the Series’ Investment Advisor.